Exhibit 99.1

The Wendy’s Company Announces Addition of Michelle Caruso-Cabrera to Board of Directors

DUBLIN, Ohio, March 28, 2023/PR Newswire/ — The Wendy’s Company (Nasdaq: WEN) today announced that on March 23, 2023 its Board of Directors increased the size of the Board from 11 to 12 members and elected Michelle Caruso-Cabrera to serve as a director of the Company, effective immediately.

Caruso-Cabrera is currently the Chief Executive Officer of MCC Productions LLC, the media content and production company she founded in 2018. An Emmy award-winning producer, Caruso-Cabrera has more than 20 years’ experience as a business and financial journalist, including as a current contributor to CNBC. She was CNBC’s first Latina anchor and served as the network’s Chief International Correspondent for more than 10 years. Caruso-Cabrera has been awarded Broadcaster of the Year from the National Association of Hispanic Journalists and was named one of the “100 Most Influential Hispanics” in the country by Hispanic Business magazine.

Speaking on behalf of the Board, Chairman Nelson Peltz said Caruso-Cabrera provides the Wendy’s Board with valuable expertise in communications and business analysis, as well as international experience. “We are thrilled that Michelle has joined the Wendy’s Board,” Peltz said. “As Wendy’s continues to expand and grow globally, Michelle’s perspectives will provide us with valuable insights, and we look forward to benefiting from her contributions.”

Caruso-Cabrera said, “It is a privilege to serve on the Board of Directors of Wendy’s, particularly as it is poised to grow and expand its global footprint. I strongly believe in the Company’s vision to become the world’s most thriving and beloved restaurant brand, and I look forward to contributing to the next chapter of growth of this iconic company.”

In addition to her Board seat at Wendy’s, Caruso-Cabrera also serves as the President of the Ballet Hispánico Board of Directors and on the international advisory board of the IE Business School in Madrid, one of Europe’s leading business schools.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North

American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across approximately 7,000 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

Investor Contact:

Kelsey Freed

Director - Investor Relations

(614) 764-3345; kelsey.freed@wendys.com